DOR BIOPHARMA, INC.
1691 Michigan Avenue, Suite 435
Miami, Florida 33139

DOR BioPharma Appoints T. Jerome Madison to Board of Directors

Miami, FL. - May 4, 2005 - DOR BioPharma, Inc. (AMEX: DOR) (“DOR” or the “Company”), announced that T. Jerome Madison, MBA, CPA, has been appointed to its Board of Directors. Mr. Madison is currently a General Partner at Founders Court, a company that specializes in management buyouts of small companies with significant growth potential. Founders Court has raised more than $200 million for its portfolio companies.

Mr. Madison brings to DOR over 30 years of financial and pharmaceutical experience. In addition to his Founders Court responsibilities, Mr. Madison held the positions of Chairman, Chief Executive Officer and President of Pilling Company, a surgical instruments company. During his tenure at Pilling, sales grew from $19 million to $50 million. Mr. Madison was a co-founder and the initial Chief Financial Officer of Cytogen, a cancer biotechnology company. During his initial tenure with Cytogen, the company grew from six to sixty-five employees and privately raised more than $40 million. In a return assignment with Cytogen, he raised more than $150 million in a variety of transactions with public and private sources. He engineered for Cytogen the acquisitions of Cellcor, a cell-based cancer company, and CytoRad, a prostate cancer company. Before co-founding Cytogen, Mr. Madison served as Chief Accounting Officer and Corporate Controller of Rhone Poulenc Rorer (now part of Sanofi-Aventis), a major international pharmaceutical company. During Mr. Madison’s tenure with Rhone Poulenc Rorer, the company went through a period of explosive growth acquiring fifteen companies and doubling sales.

Before joining Rhone Poulenc Rorer, Mr. Madison held financial positions at Abbott Laboratories. Mr. Madison began his business career with KPMG where he specialized in the healthcare field servicing both large and emerging companies. Prior to KPMG, Mr. Madison served in the U.S. Navy as a Naval Flight Officer. T. Jerome Madison is a Certified Public Accountant and holds a BS from Wharton School of the University of Pennsylvania and an MBA from Monmouth University.

Michael T. Sember, DOR’s President and Chief Executive Officer, commented, "We are quite pleased to welcome TJ to our Board of Directors. With his strong business and healthcare background he is well positioned to make significant contributions to the continued growth and success of DOR. I look forward to his input and guidance as we bring our products ever closer to commercialization."

T. Jerome Madison replaces Stuart Sedlack, who resigned from the Board for personal obligations unrelated to DOR.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company focused on the development of biomedical countermeasures and therapeutic products for areas of unmet medical need. Through our BioTherapeutics Division, we are developing oral therapeutic products to treat unmet medical needs. Our lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of intestinal Graft-versus-Host disease (iGVHD), a common serious complication of bone marrow transplantation for cancer, as well as other gastrointestinal disorders characterized by severe inflammation. We intend to file a new drug application (NDA) with the FDA for orBec® for the treatment of intestinal iGVHD later this year.

Through our BioDefense Division, we are developing biomedical countermeasures pursuant to the paradigm established by the recently enacted Project BioShield Act of 2004. Our biodefense products in development are bioengineered vaccines designed to protect against the deadly effects of ricin toxin and botulinum toxin, both of which are considered serious bioterrorism threats. Our ricin toxin vaccine, RiVaxTM, is currently the subject of a Phase I clinical trial in normal volunteers. We have also recently announced the initiation of a new botulinum toxin therapeutic development program based on rational drug design.
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For further information regarding DOR BioPharma, please visit the Company's website located at http://www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of iGVHD and the prospects for regulatory filings for orBec®. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective (including that the results of its Phase I clinical trial of RiVaxTM will demonstrate acceptable safety and immunogenicity/efficacy), that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, that it will be able to maintain its listing on the American Stock Exchange, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for iGVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase III clinical study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR BioPharma expects or may never gain approval; Dor BioPharma is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(305) 534-3383
www.dorbiopharma.com